Exhibit 5 (c)

(LETTERHEAD OF ICAZA, GONZALEZ-RUIZ & ALEMAN)

October 2, 2003

Celulosa Arauco y Constitución S.A.

Avenida El Golf 150, Fourteenth Floor

Los Condes

Santiago, Chile

Gentlemen and Ladies:

We have acted as counsel to Celulosa Arauco y Constitución S.A. (the “Company”), a sociedad anónima abierta organized under the laws of the Republic of Chile (“Chile”) in connection with the Registration Statement relating to the issuance by the Company of $300,000,000 aggregate principal amount of 5.125% Notes due 2013 (the “Securities”). The Securities will be issued under an indenture dated as of July 9, 2003 (the “Indenture”) between the Company, acting through its Panamanian agency, and JPMorgan Chase Bank, as trustee (the “Trustee”). The Securities will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 5.125% Notes due 2013 (the “Securities”).

In arriving at the opinions expressed below, we have reviewed the Indenture, dated as of July 9, 2003 and the Form F-4 Registration Statement, and originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies of the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(i)  the Company has been duly registered as a foreign corporation under the laws of Republic of Panama (“Panama”);

(ii)  under the laws of Panama, the capacity, power and legal right of the Company to: (a) own its properties and conduct its business; (b) execute and deliver the Registration Statement, the Indenture and the Securities to perform the provisions of the Registration Statement and the Indenture; and (c) issue the Securities;

(iii)  under Panamanian law, the Company and the Panama branch are the same legal entity and all obligations of the Company, acting through its Panamanian branch, under the Registration Statement, the Indenture and the Securities are obligations of the Company and are enforceable against the Company, whether or not the Company continues to be registered as a foreign corporation under the laws of Panama;

(iv)  under Panamanian law, the due authorization, execution and delivery of the Purchase Agreement, the Indenture and the Securities are governed by the laws of the jurisdiction of incorporation of the Company and by the laws governing the Registration Statement, the Indenture and the Securities, respectively;

(v)  the execution, issue, delivery and performance of the Registration Statement, the Indenture and the Securities by the Company, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not contravene any published law, rule or regulation or public policy of Panama applicable to the Company or conflict with or result in a breach of or constitute a default under any existing published order or decree of any governmental authority or agency of Panama applicable to the Company;

(vi)  neither the execution, delivery or performance of any of the Registration Statement, the Indenture or the Securities nor the consummation or performance of any of the transactions contemplated thereby by the parties thereto requires the consent, approval (including exchange control approval), decision, license, filing, registration or notarization of or with any Panamanian governmental or judicial authority or agency;

(vii)  no stamp duties or any other taxes or similar charges are or will be payable under the laws of Panama in respect of the creation, offering, issue or delivery of the Securities or the execution and delivery of the Indenture, except that stamp tax consisting of  1/10% of 1% of the principal amount shown on the face of the document the enforcement or admissibility into evidence of which is sought in Panama is payable for the pleading or admission into evidence of any of the Indenture or the Securities within the jurisdiction of Panama;

In rendering these opinions, we have assumed the correctness of, as to matters of United States federal and New York State law, upon the opinion of Simpson Thacher & Bartlett LLP; (B) without any independent investigation, assume the correctness of, as to matters of Chilean law, the opinion of Portaluppi Guzmán y Bezanilla; and (c) rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company and certificates or other written statements of officials of jurisdictions having custody of relevant documents.

We are Panamanian lawyers, and we do not express any opinion herein concerning any law other than the Panamanian law.

Very truly yours,

ICAZA, GONZALEZ-RUIZ & ALEMAN

/S/ RODOLFO R. CHIARI C.

Rodolfo R. Chiari C.

RRCHC/ar